Immediate Release
Contact: Ken Lamb
248.754.0884

BORGWARNER REPORTS SECOND QUARTER 2016 U.S. GAAP NET EARNINGS OF $0.76 PER DILUTED SHARE, OR $0.84 PER DILUTED SHARE EXCLUDING NON-COMPARABLE ITEMS

NARROWS FULL YEAR GUIDANCE TO THE HIGH END OF THE PREVIOUS RANGE,
PROVIDES GUIDANCE FOR THIRD QUARTER

Auburn Hills, Michigan, July 28, 2016 – BorgWarner Inc. (NYSE: BWA) today reported second quarter results.

Second Quarter Highlights:

•	U.S. GAAP net sales of $2,329 million, up 14.6% compared with second quarter 2015.

◦	Excluding the impact of foreign currencies and the Remy acquisition, net sales were up 3.5% compared with second quarter 2015.

•	U.S. GAAP net earnings of $0.76 per diluted share.

◦
Excluding the $(0.08) per diluted share related to net non-comparable items (detailed in the table below), net earnings were $0.84 per diluted share, of which $0.04 per diluted share were contributed by the Remy acquisition.

•	U.S. GAAP operating income of $269 million.

◦
Excluding the $19 million of pretax expenses related to net non-comparable items, operating income was $288 million, of which $13 million was contributed by the Remy acquisition. Excluding the impact of non-comparable items, operating income was 12.4% of net sales. Excluding the impact of non-comparable items and the Remy acquisition operating income was 13.2% of net sales.

Full Year 2016 Guidance: The company has narrowed its 2016 full year net sales and net earnings guidance to the high end of the previous range. Net sales growth is now expected to be within a range of 13.7% to 17.5% compared with 2015. Excluding the impact of foreign currencies and the Remy acquisition, net sales growth is now expected to be within a range of 3.0% to 5.5%. Net earnings are now expected to be within a range of $3.16 to $3.32 per diluted share, of which approximately $0.12 per diluted share are expected to be contributed by the Remy acquisition. Excluding the impact of non-comparable items, operating income, as a percentage of net sales, is still expected to be above 12%. Excluding the impact of non-comparable items and the Remy acquisition, operating income, as a percentage of net sales, is still expected to be above 13%.

Third Quarter 2016 Guidance: Third quarter 2016 net sales growth is expected to be within a range of 13.0% to 20.8% compared with third quarter 2015. Excluding the impact of foreign currencies and the Remy acquisition, net sales growth is expected to be within a range of 2.5% to 7.7%. Net earnings are expected to be within a range of $0.74 to $0.81 per diluted share, of which approximately $0.03 per diluted share are expected to be contributed by the Remy acquisition. Excluding the impact of non-comparable items, operating income, as a percentage of net sales, is expected to be approximately 12%. Excluding the impact of non-comparable items and the Remy acquisition, operating income, as a percentage of net sales, is expected to be approximately 13%.

Financial Results: Net sales were $2,329 million in second quarter 2016, up 14.6% from $2,032 million in second quarter 2015. Net earnings in second quarter 2016 were $164 million, or $0.76 per diluted share, compared with $148 million, or $0.65 per diluted share, in second quarter 2015. Net earnings in second quarter 2016 included net non-comparable items of $(0.08) per diluted share. Net earnings in the second quarter 2015 included non-comparable items of $(0.10) per diluted share. These items are listed in a table below, which is provided by the company for comparison with other results and the most directly comparable U.S. GAAP measures. The impact of foreign currencies decreased net sales by approximately $14 million and decreased net earnings by approximately $0.01 per diluted share in second quarter 2016 compared with the second quarter 2015.

For the first six months of 2016, net sales were $4,598 million, up 14.5% from $4,016 million in the first six months of 2015. Net earnings in the first six months of 2016 were $329 million, or $1.51 per diluted share, compared with $327 million, or $1.44 per diluted share, in the first six months of 2015. Net earnings in the first six months of 2016 included net non-comparable items of $(0.13) per diluted share. Net earnings in the first six months of 2015 included net non-comparable items of $(0.09) per diluted share. These items are listed in a table below, which is provided by the company for comparison with other results and the most directly comparable U.S. GAAP measures. The impact of foreign currencies decreased net sales by approximately $72 million and decreased net earnings by approximately $0.03 per diluted share in the first six months of 2016 compared with the first six months of 2015.

The company believes the following table is useful in highlighting non-comparable items that impacted its U.S. GAAP net earnings per diluted share:

Net earnings per diluted share	Second Quarter		First Six Months
	2016	2015	2016	*	2015

U.S. GAAP	$0.76	$0.65	$1.51		$1.44

Non-comparable items:
Restructuring expense	0.07	0.08	0.09		0.13
Contract expiration gain	(0.02)	—	(0.02)		—
Merger and acquisition expense	0.03	—	0.06		—
Gain on previously held equity interest	—	—	—		(0.05)
Tax adjustments	—	0.02	(0.01)		0.01

Non – U.S. GAAP	$0.84	$0.75	$1.64		$1.53

*Column does not add due to rounding

Net cash provided by operating activities was $362 million in the first six months of 2016 compared with $319 million in the first six months of 2015. Investments in capital expenditures, including tooling outlays, totaled $235 million in the first six months of 2016, compared with $285 million in the first six months of 2015. Balance sheet debt increased by $85 million and cash decreased by $83 million at the end of second quarter 2016 compared with the end of 2015. The company's net debt to net capital ratio was 36.3% at the end of second quarter 2016 compared with 35.2% at the end of 2015.

Engine Segment Results: Engine segment net sales were $1,444 million in second quarter 2016 compared with $1,413 million in second quarter 2015. Excluding the impact of foreign currencies, primarily the Chinese Renminbi and Korean Won, net sales were up 2.8% from the prior year's quarter. Adjusted earnings before interest, income taxes and non-controlling interest ("Adjusted EBIT") were $235 million in second quarter 2016. Excluding the impact of foreign currencies, Adjusted EBIT was $236 million, up 3.5% from second quarter 2015.

Drivetrain Segment Results: Drivetrain segment net sales were $895 million in second quarter 2016 compared with $627 million in second quarter 2015. Excluding the impact of foreign currencies, primarily the Chinese Renminbi and Korean Won, and the Remy acquisition, net sales were up 5.4% from the prior year’s quarter. Adjusted EBIT was $93 million in second quarter 2016. Excluding the impact of foreign currencies, and the Remy acquisition, Adjusted EBIT was $82 million, up 13.5% from second quarter 2015.

Recent Highlights:

•	The company announced that it will host an Investor Day for members of the investment community at the company’s Technical Center in Auburn Hills, Michigan on Wednesday, Sept. 7, 2016.

•
Jaguar Land Rover is the first European automaker to feature BorgWarner's innovative pre-emptive on-demand transfer case. Initially available for the new Jaguar XF, BorgWarner will also provide the all-wheel drive technology for the Jaguar XE and F-PACE crossover.

At 9:30 a.m. ET today, a brief conference call concerning second quarter 2016 results will be webcast at: http://www.borgwarner.com/en/Investors/default.aspx.

BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for powertrains around the world. Operating manufacturing and technical facilities in 74 locations in 19 countries, the company delivers innovative powertrain solutions to improve fuel economy, reduce emissions and enhance performance. For more information, please visit borgwarner.com.

# # #

Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current outlook, expectations, estimates and projections. Words such as “anticipates,” “believes,” “continues,” “could,” “designed,” “effect,” “estimates,” “evaluates,” “expects,” “forecasts,” “goal,” “initiative,” “intends,” “outlook,” “plans,”  “potential,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “would,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements.  Such risks and uncertainties include: the failure to complete or receive the anticipated benefits from BorgWarner’s acquisition of Remy International Inc. ("Remy"), the possibility that the parties may be unable to successfully integrate Remy’s operations with those of BorgWarner, that such integration may be more difficult, time-consuming or costly than expected, revenues following the transaction may be lower than expected, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, or suppliers) may be greater than expected following the transaction; the retention of key employees at Remy may not be achieved; fluctuations in domestic or foreign vehicle production, the continued use by original equipment manufacturers of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, as well as other risks noted in reports that we file with the Securities and Exchange Commission, including the Risk Factors identified in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update or announce publicly any updates to or revision to any of the forward-looking statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions, except per share amounts)
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net sales	$2,329.2	$2,031.9	$4,597.8	$4,016.1
Cost of sales	1,832.5	1,602.9	3,636.8	3,158.1
Gross profit	496.7	429.0	961.0	858.0

Selling, general and administrative expenses	202.3	167.4	390.7	335.6
Other expense, net	25.0	19.1	36.7	20.3
Operating income	269.4	242.5	533.6	502.1

Equity in affiliates’ earnings, net of tax	(10.1)	(11.1)	(19.2)	(19.6)
Interest income	(1.5)	(1.6)	(3.1)	(3.3)
Interest expense and finance charges	21.4	17.6	42.7	27.6
Earnings before income taxes and noncontrolling interest	259.6	237.6	513.2	497.4

Provision for income taxes	84.2	80.2	164.6	152.3
Net earnings	175.4	157.4	348.6	345.1

Net earnings attributable to the noncontrolling interest, net of tax	11.0	9.3	20.1	18.1
Net earnings attributable to BorgWarner Inc.	$164.4	$148.1	$328.5	$327.0

Earnings per share — diluted	$0.76	$0.65	$1.51	$1.44

Weighted average shares outstanding — diluted	216.663	226.615	217.401	226.852

Supplemental Information (Unaudited)
(millions of dollars)
	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Capital expenditures, including tooling outlays	$130.4	$145.0	$234.7	$285.0

Depreciation and amortization	$99.0	$80.9	$193.4	$158.0

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Engine	$1,444.2	$1,413.0	$2,843.4	$2,793.9
Drivetrain	895.4	626.9	1,774.6	1,238.1
Inter-segment eliminations	(10.4)	(8.0)	(20.2)	(15.9)
Net sales	$2,329.2	$2,031.9	$4,597.8	$4,016.1

Adjusted Earnings Before Interest, Income Taxes and Noncontrolling Interest ("Adjusted EBIT") (Unaudited)
(millions of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Engine	$234.8	$228.0	$468.2	$458.4
Drivetrain	92.8	72.1	176.6	143.1
Adjusted EBIT	327.6	300.1	644.8	601.5
Restructuring expense	19.2	19.9	25.6	32.0
Merger and acquisition expense	7.2	—	13.0	—
Contract expiration gain	(7.5)	—	(7.5)	—
Gain on previously held equity interest	—	—	—	(10.8)
Corporate, including equity in affiliates' earnings and stock-based compensation	29.2	26.6	60.9	58.6
Interest income	(1.5)	(1.6)	(3.1)	(3.3)
Interest expense and finance charges	21.4	17.6	42.7	27.6
Earnings before income taxes and noncontrolling interest	259.6	237.6	513.2	497.4
Provision for income taxes	84.2	80.2	164.6	152.3
Net earnings	175.4	157.4	348.6	345.1
Net earnings attributable to the noncontrolling interest, net of tax	11.0	9.3	20.1	18.1
Net earnings attributable to BorgWarner Inc.	$164.4	$148.1	$328.5	$327.0

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	June 30, 2016	December 31, 2015
Assets

Cash	$495.0	$577.7
Receivables, net	1,806.9	1,665.0
Inventories, net	744.6	723.6
Other current assets	160.4	168.9
Total current assets	3,206.9	3,135.2

Property, plant and equipment, net	2,502.8	2,448.1
Other non-current assets	3,278.9	3,242.4
Total assets	$8,988.6	$8,825.7

Liabilities and Equity

Notes payable and other short-term debt	$515.3	$441.4
Accounts payable and accrued expenses	1,790.7	1,866.4
Income taxes payable	93.8	49.4
Total current liabilities	2,399.8	2,357.2

Long-term debt	2,119.5	2,108.9
Other non-current liabilities	713.2	728.1

Total BorgWarner Inc. stockholders’ equity	3,681.7	3,553.7
Noncontrolling interest	74.4	77.8
Total equity	3,756.1	3,631.5
Total liabilities and equity	$8,988.6	$8,825.7

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Six Months Ended June 30,
	2016	2015
Operating
Net earnings	$348.6	$345.1
Depreciation and amortization	193.4	158.0
Restructuring expense, net of cash paid	9.8	19.1
Gain on previously held equity interest	—	(10.8)
Deferred income tax provision	23.5	22.3
Other non-cash items	(4.0)	1.9
Net earnings adjusted for non-cash charges to operations	571.3	535.6
Changes in assets and liabilities	(209.1)	(216.3)
Net cash provided by operating activities	362.2	319.3

Investing
Capital expenditures, including tooling outlays	(234.7)	(285.0)
Payment for business acquired, net of cash acquired	—	(12.6)
Proceeds from asset disposals and other	5.8	2.5
Net cash used in investing activities	(228.9)	(295.1)

Financing
Net increase (decrease) in notes payable	65.2	(539.0)
Additions to long-term debt, net of debt issuance costs	—	1,015.9
Repayments of long-term debt, including current portion	(9.3)	(15.5)
Payments for purchase of treasury stock	(183.8)	(62.9)
(Payments for) proceeds from stock-based compensation items	(3.3)	0.4
Dividends paid to BorgWarner stockholders	(56.2)	(58.7)
Dividends paid to noncontrolling stockholders	(23.5)	(18.1)
Net cash (used in) provided by financing activities	(210.9)	322.1

Effect of exchange rate changes on cash	(5.1)	(36.2)

Net (decrease) increase in cash	(82.7)	310.1

Cash at beginning of year	577.7	797.8
Cash at end of period	$495.0	$1,107.9